Exhibit 99.1

news release

NYSE: TC

TSX: TCM

August 13, 2012

Thompson Creek Completes Transaction with Royal Gold to Sell an Additional 12.25% of Future Gold Production from Mt. Milligan and Amends its Credit Agreement

Thompson Creek Metals Company Inc. (“Company” or “Thompson Creek”), a growing, diversified, North American mining company, today announced that effective August 10, 2012,  it has completed the previously announced transaction with Royal Gold to amend its gold stream agreement with Royal Gold, Inc. (“Royal Gold”) to sell Royal Gold an additional 12.25% of the refined gold production from the Company’s Mt. Milligan copper-gold mine for $200 million, plus $435 per ounce, or the prevailing market rate, if lower than $435 per ounce, when the gold is delivered.  Thompson Creek intends to use the proceeds to finance the construction of the Mt. Milligan project and related costs.

“Royal Gold is a valued partner in our Mt. Milligan project and we are extremely pleased with their increased investment and continued support in the advancement of the project,” said Kevin Loughrey, Chairman and Chief Executive Officer of Thompson Creek.  “We look forward to the completion of the Mt. Milligan copper-gold mine in the third quarter of 2013 and commencement of commercial production in the fourth quarter of 2013,” added Mr. Loughrey.

Pursuant to this amendment, Thompson Creek has agreed to sell to Royal Gold a total of 52.25% of the refined gold production from its Mt. Milligan project, and Royal Gold’s aggregate investment (including amounts previously funded and commitments for future funding) in the refined gold from Mt. Milligan has increased from $581.5 million to $781.5 million.  Three business days following the consummation of the transactions contemplated by the amendment, Royal Gold will make a cash payment to Thompson Creek of $75 million. Following this payment, Royal Gold will make combined future scheduled payments to Thompson Creek in the aggregate amount of $251.9 million, which will be paid on a quarterly basis as follows: $45 million on September 1, 2012; $95 million on December 1, 2012; $62 million on March 1, 2012; $37 million on June 1, 2012; and $12.9 million on September 1, 2013.  Following the September 1, 2013, payment, Royal Gold will have satisfied its obligations to make quarterly payments to Thompson Creek.

Concurrently with the closing of the transaction with Royal Gold, the participating banks in the Company’s revolving credit facility entered into a fifth amendment to the Company’s revolving credit agreement whereby the banks consented to the Royal Gold transaction and revised and put in place new financial covenants and measurements.  Specifically, under this amendment, the banks agreed to remove the senior secured leverage covenant, increase the liquidity covenant to $100 million from $75 million, add a new minimum quarterly EBITDA covenant commencing in the fourth quarter of 2012, add new liquidity thresholds for borrowings and prepayments, add a new condition precedent for borrowings, and add new reporting requirements. With these changes, the Company no longer anticipates that it will be in breach of its credit agreement as of September 30, 2012, and anticipates that it will be able to access revolving credit facility funds as needed to fund the construction of Mt. Milligan, assuming that the new covenants and conditions are met and satisfied.

About Mt. Milligan Copper-Gold Project

Mt. Milligan is a copper-gold project located approximately 90 miles northwest of Prince George in central British Columbia, Canada. The Mt. Milligan project is based on a conventional truck-shovel open pit mine and 60,000 tonnes per day copper flotation concentrator.  Average annual production over the current 22-year mine life is expected to be approximately 81 million pounds of copper and 194,000 ounces of gold.  Production in years one through six is expected to be higher with approximately 89 million pounds of copper and 262,000 ounces of gold.  Thompson Creek expects commissioning and start-up to begin in the third quarter of 2013 and commercial production of copper and gold to commence in the fourth quarter of 2013.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a growing, diversified North American mining company.  The Company produces molybdenum at its 100%-owned Thompson Creek Mine in Idaho and Langeloth Metallurgical Facility in Pennsylvania and its 75%-owned Endako Mine in northern British Columbia.  The Company is also in the process of constructing the Mt. Milligan copper-gold mine in central British Columbia, which is expected to commence production in 2013.  The Company’s development projects include the Berg copper-molybdenum-silver property and the Davidson molybdenum property, both located in central British Columbia.  Its principal executive office is in Denver, Colorado and its Canadian administrative office is in Vancouver, British Columbia.  More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking statements’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 , Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934  and applicable Canadian securities legislation.  These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “future,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.  Our forward-looking statements include statements with respect to: anticipated or future financings; future financial or operating performance of the Company or its subsidiaries and its projects; future inventory, production, sales, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; statements as to the projected development of Mt. Milligan and other projects, including expected production commencement dates; Mt. Milligan development costs; future operating plans and goals; and future molybdenum prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled “Risk Factors” in Thompson Creek’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Christine Stewart Renmark Financial Communications Inc. Tel: (416) 644-2020 cstewart@renmarkfinancial.com